EXHIBIT 99.1

AdZone Research Announces Distribution of Restricted Common Stock and Warrants to Shareholders of Record Amounting to More Than $300,000

CALVERTON, N.Y., Sept. 15, 2004 (PRIMEZONE) -- AdZone Research, Inc. (OTCBB:ADZR), a provider of pioneering Internet surveillance technology, reported today that the company plans to distribute to its shareholders more than $300,000 worth of restricted stock and warrants from Senticore, Inc. (OTCBB:SNIO) and The Justice Fund, a private Illinois corporation currently taking steps to become a Bulletin Board company by the end of the current year.

The stock payments of $150,000, in addition to warrants, by each of the two companies, are being paid to AdZone in exchange for the grant of exclusive and non-exclusive rights to market and to use the company's NetGet(TM) (patent protected) Internet surveillance technology, for commercial purposes, in both Asia and Latin America, as described in last week's news release.

AdZone's senior management has made a decision to distribute at least 90% of the stock and warrant payments to shareholders on a pro rata basis, after it makes a requisite filing with the Securities and Exchange Commission. Charles and John Cardona, the company's two largest shareholders -- who together represent holdings of more than one-third of the company's outstanding shares -- have elected not to participate in the distribution. This will result in shareholders receiving approximately 50% more of the stock and warrants. Upon effectiveness of the Securities and Exchange Commission filing, the common stock and the underlying warrants for the shares will become freely trading, and share distribution will be made within 30 days of that date.

Shareholders of record as of the dividend record date, still to be determined, will thus ultimately receive $270,000 in common stock, and approximately $40,000 worth of warrants. Further details of the distribution are being finalized and will be reported on as soon as the mechanics are determined.

"Charles and I are very pleased to be making this distribution in such promising, up and coming companies, and told the Board of Directors we had elected not to participate in it, so that a larger amount would be available to our many loyal shareholders who have been so supportive of the company," said Chief Operating Officer John Cardona.

"We believe that both Senticore and The Justice Fund have outstanding futures, as does AdZone, and that by adding these companies to their portfolios our shareholders may benefit from the synergistic efforts our three companies are making to maximize shareholder value, directly and indirectly, on a continuing basis," Cardona concluded.

AdZone Research is headquartered in Calverton, N.Y., in a facility that formerly housed major defense contractor Northrop Grumman Corporation. The facility was earlier used for top-secret defense research and development, and was part of the United States Navy's Naval Defense Technology Center. AdZone's Internet surveillance technology has been validated by its recently awarded contract directly from the federal government, as well as last week's announcement that the company's commercial division has signed a multi-year contract for services.

Through monitoring of more than 500,000 Web sites worldwide, AdZone provides tracking and monitoring of targeted information on the Internet, with an expanded focus on global Internet analysis of security-related data transmissions. For additional information, please visit the company's Web site at http://www.adzoneresearch.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:  AdZone Research, Inc.
          John Cardona
          (631) 369-1100